Exhibit 4.2

HUAMI CORPORATION Number Class A Ordinary Share(s) Incorporated under the laws of the Cayman Islands Share capital is US$1,000,000 divided into (i) 9,700,000,000 Class A Ordinary Shares of a par value of US$0.0001 each, (ii) 200,000,000 Class B Ordinary Shares of a par value of US$0.0001 each, and (iii) 100,000,000 shares of a par value of US$0.0001 each of such class or classes as designated by the board of directors. THIS IS TO CERTIFY THAT is the registered holder of Class A Ordinary Share(s) in the above-named Company subject to the Memorandum and Articles of Association thereof. EXECUTED on behalf of the said Company on the day of by: DIRECTOR ©GOES 740 All Rights Reserved LITHO. IN U.S.A